Exhibit 12


             American General Finance Corporation and Subsidiaries
              Computation of Ratio of Earnings to Fixed Charges




                                          Years Ended December 31,
                             2001        2000       1999       1998       1997
                                           (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  394,217  $  408,803  $352,751  $306,228  $216,113
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     620,487     677,372   563,966   501,533   474,135
  Implicit interest in
    rents                      16,863      16,310    15,641    12,026    13,615

Total earnings             $1,031,567  $1,102,485  $932,358  $819,787  $703,863


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)  $  620,487  $  677,372  $563,966  $501,533  $474,135
  Implicit interest in
    rents                      16,863      16,310    15,641    12,026    13,615

Total fixed charges        $  637,350  $  693,682  $579,607  $513,559  $487,750


Ratio of earnings to
  fixed charges                  1.62        1.59      1.61      1.60      1.44